EXHIBIT NO. 10.1



ZURICH INSURANCE COMPANY
INSURANCE PARTNERS, L.P.
INSURANCE PARTNERS OFFSHORE (BERMUDA), L.P.
One Chase Manhattan Plaza
New York, New York 10005




April 10, 1995



Kemper Corporation
1 Kemper Drive
Long Grove, Illinois  60049

Attention:  David B. Mathis
            Chairman of the Board and
            Chief Executive Officer

Ladies and Gentlemen:

          Zurich Insurance Company ("Zurich") and Insurance Partners, L.P. and Insurance Partners Offshore (Bermuda), L.P. (collectively, "Insurance Partners" and together with Zurich, the "Investor Group") are pleased to make the following proposal to acquire Kemper Corporation (the "Company") through a merger transaction and to acquire in a separate transaction the asset management business of the Company. To induce the Investor Group to work toward definitive agreements with respect thereto, the Company and the Investor Group agree as follows:


          1. Description of Proposed Transactions. The proposed transactions (the "Proposed Transactions") primarily involve the merger of a corporation owned by the Investor Group with and into the Company (the "Merger"). In the Merger, the Company's common stockholders will receive $51 per common share consisting of $47.50 in cash, 1/10 of 1 share ($2.00 subject to upward adjustment as described below) of Cumulative Exchangeable Preferred Stock (the significant terms of which are outlined in Annex A hereto), and an estimated $1.50 in value of common stock from the spin-off of Kemper Securities, Inc. ("KSI") described below.
          In addition, a group led by Zurich (or an affiliate of Zurich) will enter into an agreement to purchase the asset management business (the "Asset Management Business") of the Company in a transaction that will close immediately prior to (or, at the Investor Group's option, after) the Merger (the significant terms of which are outlined in Annex B hereto). It is agreed that the definitive agreements shall provide that Zurich will, with the assistance of the Company, use commercially reasonable efforts (including reasonable undertakings) to obtain the approval of the requisite new investment advisory contracts by the boards of trustees/directors of the registered investment companies for which the Company or any of its subsidiaries acts as investment advisor or sub-advisor (the "Company Funds").
          We have been informed by the Company that prior to or simultaneously with the Merger, it will consummate a sale of approximately 55% of the common stock of a new holding company of KSI to an ESOP for an expected price of approximately $71.5 million, issue 1% of such common stock to the management of KSI and spin off the remaining approximately 44% of such common stock for an aggregate value of approximately $62.5 million (based on the price expected to be paid by the ESOP for its interest) or approximately $1.50 per common share (collectively, the "Spin-off"). Prior to the execution of definitive agreements relating to the Proposed Transactions, the Company will notify the Investor Group of the terms and conditions of the Spin-off, which must be reasonably satisfactory to the Investor Group.
          In addition, we anticipate that prior to December 31, 1995, a significant majority of the real estate assets of the Company's portfolio companies and life companies (other than the excepted real estate assets specified on Schedule I hereto (the "Excepted Real Estate Assets")) will be sold in one or more bulk sale transactions. We would expect that the buyers would include (i) Brazos Partners, L.P., (ii) The Praedium Recovery Fund, L.P., an affiliate of our financial advisor CS First Boston, and/or (iii) other third parties. In order to maximize the value of the real estate in the sale process, the life companies will provide financing to the buyers of the real estate assets on the terms set forth in Schedule I to this letter agreement. The sale of the real estate assets will not be a condition of closing, although the Company will be expected to use its best efforts to arrange for sales that will close on or before December 31, 1995.
          The aggregate liquidation preference of the Cumulative Exchangeable Preferred Stock may be adjusted upward three years after the closing of the Merger to the extent described on Schedule I to this letter agreement. Your financial advisor, Goldman, Sachs & Co., will participate with our financial advisor, O'Connor and Company, in the sales process (to be initiated promptly after the signing of the definitive merger agreement) to seek maximization of proceeds. The definitive documentation will provide for specific procedures governing the participation of the parties and their advisors in such sales process during the period following the signing of the definitive merger agreement through the closing of the Merger and the period commencing at the closing of the Merger through the third anniversary of such closing. Neither Goldman, Sachs & Co. nor O'Connor and Company shall be a purchaser, or shall represent any purchaser, of any such real estate assets. For purposes of determining the aggregate liquidation preference, an appraisal mechanism will be agreed upon in the definitive documentation to value any real estate assets that have not been sold within three years after the closing of the Merger. At the Investor Group's option, the adjustment may be paid in cash in lieu of increasing the aggregate liquidation preference of the Cumulative Exchangeable Preferred Stock. The Investor Group acknowledges that the Company intends to implement appropriate bonus programs for those employees who will be involved in the real estate sales process, which bonus programs must be reasonably satisfactory to the Investor Group.
          In the Merger, all shares of the Company's Series A and Series E preferred stock may be converted into common stock and receive the merger consideration described above. In the Merger, all Company stock options will be exercised or terminated and the Company's 6-7/8% Notes due 2003, 8.8% Notes due 1998, Medium-Term Notes and Series A, C, D and E preferred stock will remain outstanding following the Merger. The significant terms and conditions of the Merger are set forth in Annex B hereto. The consummation of the Merger will not be subject to any financing conditions. Zurich and Insurance Partners will sign the definitive merger agreement and Zurich will guarantee Insurance Partners' obligation to consummate the merger.
          2. Process. To date, we have done substantial due diligence in a number of areas and our due diligence with respect to the life insurance and asset management businesses is substantially complete. We expect to complete our due diligence of these businesses by April 24, 1995 and we will advise you promptly within such two week period of our view of any materially adverse matters relating to such businesses that we have discovered. We believe that with the continued cooperation of the Company and its advisors, we can complete our due diligence with respect to the real estate and related assets and finalize definitive documentation with respect to the Proposed Transactions by May 8, 1995. After it completes its due diligence, the Investor Group must be satisfied that the bulk sale net value of the real estate assets of the Company (other than the Excepted Real Estate Assets) is at least the threshold amount described in Schedule I hereto.
           3. Publicity. The parties shall make a public announcement with respect to the transactions contemplated by this letter agreement in a form approved by all the parties hereto. Except as required by law, regulation or stock exchange requirements, in no event will any party make any public announcement or issue any press release with respect to the transactions contemplated by this letter agreement without consulting with the other parties as to the content of such public announcement or press release.
          4. No Solicitation. Neither the Company nor any of its subsidiaries shall, nor shall it or any of its subsidiaries authorize or permit any of their respective officers, directors or employees, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its subsidiaries to, (a) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of assets of, or any equity interest in, the Company or any of its subsidiaries or any tender offer (including a self tender offer) or exchange offer, merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Proposed Transactions or materially dilute the benefits to the Investor Group of the transactions contemplated hereby (collectively, "Transaction Proposals") or agree to or endorse any Transaction Proposal or (b) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that none of the restrictions set forth in clauses
(a) and (b) above shall limit any action by any party relating to
(i) the transactions contemplated by this letter agreement, (ii) the Spin-off, (iii) the sale of Supervised Service Company, Inc. stock and related transactions, (iv) the sale of State Street Boston Corporation shares now owned by a subsidiary of the Company, (v) the sale of the Company's venture capital portfolio, (vi) sales of real estate and related assets to third parties in the ordinary course of business (provided, that prior to entering into any agreement with a third party relating to the sale of any real estate and related assets, the Company shall give the Investor Group at least 5 business days written notice), (vii) the conversion of outstanding securities pursuant to their terms, or (viii) any sale by the Company of its equity securities representing less than 30% of the voting power of the Company in a transaction or series of transactions that does not contemplate a sale, spin-off or other disposition of all or a portion of the asset management or life insurance businesses of the Company, other than the sale of real estate and related assets held by the Company's life insurance subsidiaries (such equity sale being referred to as a "Strategic Investment"). Clauses (a) and (b) in the preceding sentence shall not prohibit the Company from (i) furnishing information pursuant to an appropriate confidentiality letter concerning the Company and its businesses, properties or assets to a third party who has made a Transaction Proposal after the date hereof,
(ii) engaging in discussions or negotiations with such a third party who has made a Transaction Proposal after the date hereof or
(iii) following receipt of a Transaction Proposal after the date hereof, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended, but in each case referred to in the foregoing clauses (i) through (iii) only after the Board of Directors of the Company concludes in good faith following consultation with outside counsel that such action is necessary for the Board of Directors of the Company to comply with its fiduciary obligations under applicable law. If the Board of Directors of the Company receives a Transaction Proposal or a proposal for a Strategic Investment, then the Company shall immediately inform the Investor Group of the terms and conditions of such proposal and the identity of the person making it and shall keep the Investor Group fully informed of the status and details of any such proposal and any response to such proposal.
          5. Conduct of Business. The Company agrees that it shall conduct the business of the Company and its subsidiaries in the ordinary course and that, without the prior written consent of the Investor Group, the Company and its subsidiaries shall not enter into any extraordinary transactions. Without the prior written consent of the Investor Group, neither the Company nor any of its subsidiaries shall issue any securities (including, without limitation, the issuance of any stock options, restricted stock or convertible debentures to employees of the Company or its subsidiaries) other than
(a) the granting of up to 654,750 stock options to employees under stock option plans currently in effect at an option price equal to the then market price or (b) in connection with the conversion of outstanding securities pursuant to their terms or the exercise of outstanding stock options. Without the prior written consent of the Investor Group, the Company shall not permit any transfer of real estate properties between the Company and any of its subsidiaries or between any subsidiaries of the Company.
          6.  Expenses.  If (a) this letter agreement is terminated
(i) by the Company pursuant to clause (a) of paragraph 7 or (ii) by the Investor Group pursuant to clause (b) of paragraph 7 or (b) by the close of business on May 8, 1995, the Investor Group has executed definitive agreements providing for the per share consideration set forth in the first paragraph of paragraph 1 of this letter agreement and containing terms and conditions materially consistent with those set forth in this letter agreement and Annexes A and B hereto and the Company has not executed such definitive agreements, then the Company agrees to pay promptly upon request all Transaction Expenses (as defined below) of Insurance Partners and Zurich (including, without limitation, financing expenses and all fees and expenses of each of their respective advisors (including, without limitation, investment bankers, lawyers, accountants, real estate advisors and consultants, actuaries and money management consultants)); provided, however, that the aggregate amount of Transaction Expenses of Insurance Partners and Zurich payable by the Company shall not exceed $7.5 million. "Transaction Expenses" shall mean, with respect to any party, the expenses of such party (whether or not incurred prior to the date hereof) arising out of, relating to or incidental to the discussion, evaluation, negotiation and documentation of this letter agreement and the transactions contemplated hereby, including, without limitation, the financing of such transactions. For purposes of this paragraph,
(i) Insurance Partners shall mean Insurance Partners, L.P., Insurance Partners Offshore (Bermuda), L.P. and their respective affiliated or related entities and (ii) Zurich shall mean Zurich and its affiliated or related entities.
          7. Termination. If the Company has not yet accepted this letter agreement, the offer of the Investor Group contained in this letter agreement shall expire at 7:00 p.m., New York City time, on April 11, 1995, unless extended by the Investor Group in writing. If accepted by the Company, this letter agreement shall terminate at the earliest to occur of (a) at any time by written notice from any party hereto to the other parties terminating this letter agreement for any reason whatsoever, (b) at any time by written notice from the Investor Group to the Company after the Company announces, or enters into any letter of intent or definitive agreement relating to, any Strategic Investment or Transaction Proposal and (c) the close of business on May 8, 1995, or such other later date as the parties may agree, if the definitive agreements relating to the Proposed Transactions have not been executed. Upon any such termination, any obligations under this letter agreement will terminate and no party shall have any liability whatsoever to any other party; provided, however, that notwithstanding any such termination, paragraphs 3, 6, 7, 8, 9, 10, 11, 12 and 13 shall remain in full force and effect, and no party shall be relieved of liability for any breach of any such paragraph.
          8. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereof.
          9. Amendment. This letter agreement shall not be amended except by a written instrument executed by all of the parties hereto.
          10. Entire Understanding. This letter agreement (including the schedules and annexes hereto), the confidentiality agreement dated December 23, 1994 between Insurance Partners Advisors, L.P. and the Company (the "Confidentiality Agreement") and that certain letter agreement dated March 13, 1995 between Insurance Partners Advisors, L.P. and Zurich referring to and incorporating the terms of the Confidentiality Agreement, set forth the entire understanding of the parties with respect to the matters addressed herein.
          11. Remedies. Each of the parties acknowledges and agrees that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. The parties to this letter, when signed by the Company, further acknowledge and agree that money damages would not be a sufficient remedy for any breach hereof, and that the respective non-breaching parties will be entitled to specific performance as a remedy for any such breach. Such remedy will not be deemed to be the exclusive remedy for a breach hereof but will be in addition to all other remedies available at law or equity to the respective non-breaching parties.
          12. Other. It is understood that this letter agreement and the Annexes hereto merely set forth a statement of intentions with respect to the Proposed Transactions, do not contain all matters upon which agreement must be reached in order for the Proposed Transactions to be consummated, do not constitute an obligation binding on any person to complete the Proposed Transactions or enter into definitive agreements or create rights in favor of any person and no claim shall be made by any party hereto that any withdrawal from the Proposed Transactions was not made in good faith and there shall be no liability to any person on the basis of such claim. A binding agreement with respect to the Proposed Transactions will result only from the execution of definitive agreements with respect thereto and will be entirely subject to the terms and conditions contained therein. Notwithstanding the foregoing and notwithstanding anything to the contrary in the Confidentiality Agreement between the Company and Insurance Partners Advisors, L.P., the provisions of paragraphs 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13 are acknowledged and agreed to be fully binding on the parties hereto.
          13. Counterparts. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
          Please confirm that the foregoing accurately sets forth our agreement by executing this letter agreement and returning it to Insurance Partners Advisors, L.P., One Chase Manhattan Plaza, New York, New York 10005.

                     Very truly yours,

                     ZURICH INSURANCE COMPANY

                     By:
                        ----------------------------

                     Name:
                     Title:

                     INSURANCE PARTNERS, L.P.

                     By:  Insurance GenPar L.P., its general
                          partner
                     By:  Insurance GenPar MGP, L.P., its general
                          partner
                     By:  Insurance GenPar MGP, Inc., its general
                          partner

                     By:
                        ---------------------------------
                     Name:
                     Title:

                     INSURANCE PARTNERS OFFSHORE (BERMUDA), L.P.


                     By:  Insurance GenPar (Bermuda) L.P.,
                          its general partner
                     By:  Insurance GenPar (Bermuda) MGP, L.P.,
                          its general partner
                     By:  Insurance GenPar (Bermuda) MGP, Ltd.,
                          its general partner


                     By:
                        ---------------------------------
                     Name:
                     Title:

                     Accepted and agreed to on this 10th day of
                     April, 1995 by:

                     KEMPER CORPORATION

                     By:
                        ---------------------------------
                     Name:
                     Title:




                                                         Annex A



CUMULATIVE EXCHANGEABLE PREFERRED STOCK

SUMMARY OF TERMS


Issuer:              Kemper Corporation (which, after the
                     proposed transactions, will own
                     through its subsidiaries, only the
                     life insurance business) (the "Issuer").

Issuance:           Issuer common stockholders will receive in
                    the merger described in the letter to which this Annex is attached.

Issue:              Cumulative Exchangeable Preferred Stock (the
                    "Preferred Stock").

Amount: $83,396,000 ($2.00 per share of outstanding common stock of Kemper premerger).

Number of Shares:   4,169,800


Liquidation         $20.00 per share, subject to adjustment as
Preference:         provided below (the "Liquidation
                    Preference").

Adjustment of       The Liquidation Preference of the Preferred
Liquidation         Stock may be adjusted upward three years
Preference:         after the closing of the Merger as described
                    on Schedule I to the aforesaid letter
                    agreement. The net aggregate value received from all sales of real estate assets (except the excepted Real Estate Assets) after January 1, 1995 shall be included in determining the Liquidation Preference. For purposes of determining the Liquidation
                    Preference, an appraisal mechanism will be agreed upon in the definitive documentation to value any real estate assets that have not been sold within three years after the closing of the Merger. At the Issuer's option, the adjustment may be paid in cash in lieu of increasing the Liquidation
                    Preference.

Maturity:           Perpetual

Dividends:          At a rate per annum of 11.25% of the
                    Liquidation Preference, which shall (i) for 7 years after the closing date (the "Closing
                    Date"), (a) accumulate and compound
                    semi-annually or (b) be paid in cash
                    semi-annually at the option of the Issuer, and (ii) thereafter be payable in cash semi-annually.

Optional            Will be redeemable, at the option of the
Redemption:         Issuer, in whole or in part, at any time
                    after 3 years from the date of issuance (but in no event earlier than the Adjustment
                    Date), at the redemption price indicated in the table below plus accrued and unpaid dividends to the redemption date.

                                               Percentage of
                                               Liquidation
                                               Preference

                         Year 3                     108.0%
                         Year 4                     106.0%
                         Year 5                     104.0%
                         Year 6                     102.0%
                         Year 7 and after           100.0%

Ranking: The dividends and liquidation preferences of the Preferred Stock will rank junior to all indebtedness and to the Issuer's Series A, C, D and E preferred stock and newly issued preferred stock (other than any series expressly ranked pari passu or junior to the Preferred Stock). The series of preferred stock issued to the Investor Group in connection with the Merger will rank junior to the Preferred Stock and the terms of such series will provide that such series cannot be redeemed prior to the redemption of the Preferred Stock.

                    Except as otherwise provided under Delaware law and under "Failure to Pay Dividends" below, the Preferred Stock will not be entitled to any vote.

Exchangeable:       At the Issuer's option, at any time after the
                    Adjustment Date, the Preferred Stock and accumulated and unpaid dividends are exchangeable, in whole or in part, into an aggregate principal amount of junior subordinated debt equal to the Liquidation
                    Preference and accumulated and unpaid
                    dividends of the Preferred Stock so
                    exchanged. The junior subordinated debt will have a maturity date that is 15 years after the Closing Date. The junior subordinated debt will rank junior to all indebtedness of the Issuer (including indebtedness issued on or after the aforesaid merger transaction) other than indebtedness whose terms provide that it is not senior to the junior subordinated debt. Interest on the junior subordinated debt will be equal to the dividend rate on the Preferred Stock, payable semi-annually in additional junior subordinated debentures or cash, at the Issuer's option, for 7 years after closing and thereafter payable in cash. The junior subordinated debt shall be redeemable upon the same terms as the Preferred Stock.
                    The terms of the junior subordinated debt will not contain a provision for cross-default to other indebtedness.

Acceleration:       The junior subordinated debt into which the
                    Preferred Stock is exchanged will be
                    accelerated if and only if any other debt with a principal amount greater than $50 million is accelerated, subject to subordination provisions.

Failure to Pay      If the Issuer fails to pay 3 consecutive
Dividends:          dividends, the holders of Preferred Stock
                    will be able to elect 2 directors.

Transferability:    The Preferred Stock will be issued to the
                    Issuer's stockholders under an effective registration statement.

Covenants:          The indenture for the junior subordinated
                    debt shall include incurrence of indebtedness and restricted payment covenants. There will be a merger, consolidation, sale of assets and bulk reinsurance covenant in the Certificate of Designation for the Preferred
                    Stock and indenture for the junior
                    subordinated debt.

Put Right:          In the event of a Designated Event (to be
                    defined), the Company shall offer to
                    repurchase all of the Preferred Stock and junior subordinated debt at a purchase price equal to 101% of the Liquidation Preference or aggregate principal amounts, plus accumulated and unpaid dividends and interest. A Designated Event shall include any transfer of shares of common stock of the Issuer by Zurich during the period ending on the fifth anniversary of the closing of the Merger if such transfer results in Zurich and its affiliates owning less than 49% of the outstanding common stock of the Issuer.



                                                          Annex B


KEMPER MERGER
SUMMARY OF TERMS

Company:            Kemper Corporation (the "Company").

Buyer:              An entity to be formed by Zurich Insurance
                    Company or an affiliate thereof ("Zurich"), Insurance Partners, L.P. and Insurance
                    Partners Offshore (Bermuda), L.P.
                    (collectively, the "Buyer").

Form of             The Buyer will merge with and into the
Transaction:        Company, with the Company being the surviving
                    corporation (the "Merger").

Merger              Each share of Company common stock
Consideration:      outstanding (other than dissenters' shares)
                    will be converted into $47.50 in cash, 1/10 of 1 share ($2.00, subject to adjustment) of Cumulative Exchangeable Preferred Stock
                    (described in Annex A) and $1.50 of
                    common stock from the spin-off of the
                    Company's securities business (the
                    "Spin-off").


Definitive          The transaction is subject to negotiation,
Agreements:         execution and delivery of definitive
                    agreements setting forth the terms of the Merger. Prior to the execution of definitive agreements, the Company's stockholder rights plan will be amended so that the execution and delivery of the definitive agreements by the Buyers and its affiliates and the consummation of the Merger will be exempted from the provisions of the stockholder rights plan.

Representations,    Customary for transactions of this nature
Warranties          (including no-shop, expense reimbursement and
and Covenants:      break-up fee provisions, which will be
                    different from the terms set forth in letter agreement to which this Annex B is attached) involving the sale of a publicly owned corporation. There will be no survival of any representations, warranties or covenants by the Company. The surviving corporation shall provide the directors and officers of the Company with customary indemnification and ongoing directors and officers insurance protection for six years following the closing of the transaction.


Asset               Simultaneously with the negotiation of
Management          definitive agreements setting forth the terms
Transaction:        of the Merger, the Company and a group led by
                    Zurich (or an affiliate thereof) (the
                    "Purchaser") will negotiate the terms of the sale of the Company's asset management businesses to the Purchaser (the "Asset
                    Management Transaction"). The Buyer will also participate in such negotiations. Such agreement will include representations, warranties and covenants consistent with the representations, warranties and covenants relating to the asset management businesses set forth in the Merger Agreement.

                    The execution and delivery of the definitive agreements relating to the Asset Management
                    Transaction are anticipated to occur
                    simultaneously with the execution and
                    delivery of the definitive agreements
                    relating to the Merger.

Closing             The closing conditions to the Merger and the
Conditions:         Asset Management Transaction will be
                    substantially identical. A closing condition to the Merger shall be the consummation of the Asset Management Transaction (except if the failure to consummate is due to a breach by the Purchaser or if the Buyer elects to have the Asset Management Transaction consummated after the Merger). A closing condition to the Asset Management Transaction shall be the satisfaction or waiver of the closing conditions of the Merger. The consummation of the Merger will occur immediately after (or, at Buyer's election, prior to) the consummation of the Asset
                    Management Transaction.

                    Conditions to closings of both the Merger and the Asset Management Transaction will include, without limitation: (i) consummation of the Spin-off; (ii) requisite Company stockholder approval of the transactions (with no appraisal rights asserted other than by the holders of no more than 5% of the Common Stock); (iii) the absence of new material litigation relating to the Company and its subsidiaries or relating to the asset management business; (iv) no material adverse changes with respect to litigation outstanding on date of agreement shall have occurred; (v) prior or simultaneous redemption of Kemper Financial Companies' ("KFC") convertible debentures and repurchase of KFC minority shareholders' shares and options at satisfactory prices;
                    (vi) requisite regulatory approvals;
                    (vii) Hart-Scott-Rodino compliance;
                    (viii) approval of the transaction by
                    the respective board of trustees/directors of the Company Funds and the holders of a majority of the outstanding voting securities of Company Funds which, as of April 30, 1995, represent at least 90% of all of the net assets of all of the Company Funds (including the approval of disinterested trustees/directors) and the approval of the advisory clients of the asset management business representing at least 80% of all of the net assets of unaffiliated entities held under management as of April 30, 1995;
                    (ix) Lumbermens Mutual Casualty Company shall have consented to the continued use of the "Kemper" name in the asset management business following the consummation of the Asset Management Transaction on terms satisfactory to the Purchaser and, to the extent required, shall have waived any existing non-compete provisions that may relate to the Buyer, the Purchaser and their affiliates; (x) an effective registration statement relating to the issuance of the shares of Cumulative Exchangeable Preferred Stock in the Merger and no stop order (or proceedings with respect thereto) shall have been issued or be pending; (xi) (a) no default (other than a covenant default),
                    (b) no covenant default (with respect to which a valid notice of default has been given) and (c) no event of default (each as defined in the indentures governing) under the Company's public indebtedness and medium term notes existing at the closing;
                    (xii) exercise or termination of all Company stock options; (xiii) the absence of a material adverse change in the business, operations, or financial condition of the Company and its subsidiaries as a whole or of any material subsidiary from and after December 31, 1994 (provided that the occurrence of one or more of the matters listed in Schedule II hereto shall not be deemed to constitute such a material adverse change); (xiv) no material breach by the Company of representations and covenants in the merger agreement or the definitive agreements relating to the Asset Management Transaction; and (xv) other customary closing conditions.